EXHIBIT 99.1

Bion Files Patent on Next-Generation Technology Platform

September 17, 2014. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) announced today that it has filed a new patent application for its next-generation livestock waste treatment technologies. This latest technology platform incorporates advancements that will reduce capital costs while increasing system performance for wet livestock waste applications such as dairy and beef cattle.

Bion’s next-generation technology platform has been under development for the past two years at the Kreider Farms dairy installation, as well as other offsite locations. The patent application is based on Bion’s “Separate and Aggregate” strategy that was previously announced in August 2012. Bion’s goals for the next-generation technology initiative were to:

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Significantly increase nutrient recoveries from the waste stream that can then be incorporated into marketable by-products.

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Reduce capital cost by up to 60% (compared to initial Kreider Farms dairy installation).

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Significantly increase pathogen reduction capabilities.

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Generate an effluent discharge stream absent solids.

Bion’s proprietary onsite data-based software, that was central in securing verified credit regulatory status at the initial Kreider Farms installation, provided the insight that has driven this technology development program. Final pilot testing will be completed this fall/winter prior to a full-scale installation.

Bion’s dairy waste treatment technology platform at Kreider Farms was recently reviewed by the U.S. Department of Agriculture/Rural Development under their Technical Assessment review process, the most technically rigorous of all USDA grant programs, as real operating data from commercial-scale operations is required prior to qualification. The USDA findings stated that “The [Bion] project is deemed to be functional, verifiable, and sufficiently advanced to qualify to apply for USDA programmatic funding”. The enhanced capabilities of the next-generation platform, coupled with its lower cost, will further Bion’s efforts to participate in the clean-up of the Chesapeake Bay.

Pennsylvania failed to meet its 2013 Chesapeake Bay nitrogen reduction target by 2 million pounds. Further, to meet its 2017 mandate, Pennsylvania is required to reduce 10 million pounds of nitrogen from agriculture, urban stormwater and on-lot septic systems, since the municipal wastewater and forests sectors are on track to achieve their 2017 targets. Agriculture is clearly the low-cost solution as was reflected in the Pennsylvania Legislative Budget & Finance Committee (LBFC) study. The study projected up to 80 percent reduction (up to $1.5B annually by 2025) in Chesapeake Bay compliance costs if a competitive bidding program for verified nitrogen reduction credits were adopted.

Both federal and state laws require that taxpayer funds must be utilized to procure “a cost-effective solution and alternatives [such as credits] must be considered.” Today, all credits in Pennsylvania must be verified to be utilized as a qualified offset to permit requirements; thus, verified credits are a commodity – the only commodity – that can be applied to a permit as an alternative (qualified offset) to a treatment plant upgrade.

EPA Region III recently issued a technical memorandum that calls for a 50% “uncertainty factor” to be applied to modeled credits, such as agricultural best management practices. The change was based upon EPA’s determination, along with other studies, that the measurable benefits of modeled reductions have been significantly overestimated. This reduction in available credits, along with the elimination of “wastewater paper or capacity” credits, will further drive demand for verified nutrient credits to meet Pennsylvania’s compliance shortfall.

A regulatory process that inhibits competition will always result in higher compliance costs that are inevitably borne by the public.  A verified nutrient credit is a verified nutrient credit, regardless of its source: public or private; agriculture, wastewater or stormwater. Verified nutrient credits are a commodity, no different than paper clips; and, Bion and others have argued, should be procured by state governments using standard state commodity procurement programs. Failure to adopt the regulatory and policy reforms as outlined in the LBFC study would enable the continuance of a system that meets neither the legal requirements regarding use of taxpayer funds nor the very basic function of government as a fiduciary of those funds.

The National Milk Producers Federation, Pennsylvania Farm Bureau and other agricultural organizations have recently come out publicly in support of PA Senate Bill 994, which would create a competitively-bid verified nutrient procurement program as envisioned by the bi-partisan LBFC study. Bion believes that the successful adoption of such a program in Pennsylvania will result in a working template that can be used to cost-effectively meet nutrient reduction targets nationwide.

Established in 1990, Bion’s Environmental Technologies’ patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream.

Verified nutrient reductions can be achieved at a fraction of the cost of traditional ‘downstream’ solutions at municipal waste water treatment plants, power plants and other industrial facilities, and the treatment of storm water runoff. Nutrients and renewable energy can now be recovered in the form of valuable by-products. Bion’s technology can reduce nutrients and other pollutants from existing livestock operations, as well as enable new, state-of-the-art livestock facilities in strategic locations with minimal environmental impacts and substantially improved resource and operational efficiencies. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct